UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2015

COVANTA HOLDING CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-6732	95-6021257
(Commission File Number)	(IRS Employer Identification No.)

445 South Street, Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

(862) 345-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, Covanta Holding Corporation (the “Company”) issued a press release announcing a leadership succession plan. Anthony J. Orlando, who has served as Covanta’s President and Chief Executive Officer since 2004, has announced his intention to transition from his role as President and Chief Executive Officer of the Company in March 2015. Mr. Orlando will remain on the Company’s Board of Directors (the “Board”). Stephen J. Jones, who most recently served as Senior Vice President and General Manager at Air Products and Chemicals Inc., will become Covanta’s President and Chief Executive Officer and a member of the Board at that time. Mr. Jones is joining the Company on January 5, 2015 and will work closely with Mr. Orlando for a transition period currently planned to end on or about March 5, 2015 (the “Effective Date”) when Mr. Jones’ appointment as President and Chief Executive Officer of the Company will become effective. Mr. Jones will also be appointed as a member of the Board on the Effective Date.

Mr. Jones, age 53, was previously employed by Air Products and Chemicals, Inc. (NYSE: APD) (“Air Products”), a global supplier of industrial gases, equipment and services located in Allentown, Pennsylvania with approximately $10.4 billion in revenues and approximately 21,400 employees, from 1992 through September 2014. Mr. Jones served as senior vice president and general manager, Tonnage Gases, Equipment and Energy, from April 2009 through September 2014. As part of his leadership of the Equipment and Energy Segment, he was responsible for the development of its energy business, including the recent investments in the area of gasification of waste to produce renewable power for the U.K. market. In addition to this role, Mr. Jones was Air Products’ China President from June 2011 through September 2014 and was based at Air Products’ office in Shanghai. He was also a member of Air Products’ Corporate Executive Committee from 2007 through September 2014. Mr. Jones joined Air Products in 1992 as an attorney in the Law Group representing various business areas and functions. In 2001 he transferred to California where he was named California area manager for Tonnage Gases with responsibility for the company’s hydrogen activities on the West Coast. In 2003 Mr. Jones was appointed vice president and general manager of the Industrial Chemicals Division. He was named vice president and associate general counsel in early 2007, and later that year he was appointed senior vice president, general counsel and secretary. He received a B.S. degree in economics from Bloomsburg University in 1983, an M.B.A. from Temple University in 1988, and a law degree from the University of Pennsylvania in 1989.

In connection with his appointment, Mr. Jones has agreed to the terms of an offer letter (the “Offer Letter”) dated January 5, 2015 providing for (i) an annual base salary of $675,000 subject to annual review; (ii) participation in the Company’s 2015 annual cash bonus program with a target bonus of 100% of base salary, which bonus will be guaranteed at not less than 100% of target for 2015; (iii) eligibility to participate in all equity programs approved by the Compensation Committee of the Board; (iv) an initial restricted stock grant under the Company’s Equity Award Plan with a value of approximately $450,000 vesting pro rata over three years; (v) a performance equity award under the Equity Award Plan equal to approximately $900,000 based upon the Company’s total stockholder return as measured against three peer groups, and vesting based upon the Company’s relative performance measured over a three year period; and (v) the Company’s standard executive employee benefits. The awards will be granted on the Effective Date. Mr. Jones will also participate in the Company’s Severance Plan for Senior Executives (the “Severance Plan”) provided that (i) if he is terminated prior to January 1, 2017, his target bonus, rather than his base salary, will be used to calculate severance in certain circumstances and (ii) in the event of any modification or termination of the Severance Plan after the date of the Offer Letter, Mr. Jones will continue to be entitled to benefits thereunder no less favorable than those in existence on the date of such Offer Letter.

The above description of the Offer Letter is a summary and is qualified in its entirety by the Offer Letter which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

On January 5, 2014, the Company and Mr. Jones also entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”) which was approved by the Board on December 6, 2007 and is entered into with each director of the Company and executive officer of either or both of the Company and Covanta Energy LLC, the Company’s wholly-owned subsidiary, and (iii) certain other officers of the Company and its subsidiaries. The Indemnification Agreement generally provides, that subject to certain conditions, limitations and exceptions, (i) the Company will indemnify and hold harmless Mr. Jones as the indemnitee (the “Indemnitee”) to the fullest extent permitted by the General Corporation Law of the State of Delaware from expenses and liabilities incurred by the Indemnitee in connection with third party and derivative legal actions brought against the Indemnitee as a result of his or her service to the Company; (ii) the Company is required to advance all covered expenses incurred by the Indemnitee in a proceeding covered by the Indemnification Agreement, and (iii) to the extent indemnification is not available in any proceeding in which the Indemnitee is jointly liable with the Company, there is a right of contribution from the Company based on the relative benefits received by the Company and the Indemnitee with respect to the transaction from which the proceeding arose. This summary of the terms of the Indemnification Agreement is qualified in its entirety by reference to the form of Indemnification Agreement filed as Exhibit 10.1 to Covanta Holding Corporation’s Current Report on Form 8-K dated December 6, 2007 and filed with the SEC on December 12, 2007.

Pursuant to a succession agreement dated January 5, 2015 (the “Succession Agreement”), (i) as of the Effective Date, Mr. Orlando will no longer be an employee of the Company or any of its subsidiaries; (ii) Mr. Orlando will continue as a non-employee member of the Board and will be included in the slate of nominees recommended by the Nominating and Governance Committee of the Board in the proxy statement for the 2015 Annual Meeting of Stockholders; (iii) following the Effective Date, Mr. Orlando will be entitled to aggregate salary continuation payments in the amount of $1,510,000 payable on a pro rata basis over a period of 24 months; (iii) a discretionary cash bonus for 2014 performance in the aggregate amount of $1,359,000, subject to pro rata reduction in the event, and in such amount, that the financial performance of the Covanta Companies is less than target levels, which bonus would be payable in a lump sum cash payment on or before March 15, 2015 in accordance with the Company’s regular practice of paying bonuses for prior year achievements; (iv) a discretionary special equity bonus to be granted upon the Effective Date at the regularly scheduled meetings of the Compensation

Committee and Board of Directors currently scheduled on or about March 5, 2015, in the form of $1,000,000 in restricted stock units, vesting pro rata over a period of three (3) years following the grant date with the number of shares to be determined by the fair market value of the common stock of the Company at the close of business on the date of grant and equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of the grant and subject to the terms and conditions of the applicable equity award agreement; (v) continued medical, dental, life and other standard employee benefit plans currently received by Mr. Orlando for a period of 24 months; (vi) the non-competition and confidentiality provisions of Mr. Orlando’s agreements under the Equity Award Plan continue for the longer of the salary continuation period or the expiration date, if any, of any such agreement; and (vii) mutual releases between Mr. Orlando and the Company and their related parties from any claims.

In addition, the Succession Agreement provides for the modification of currently outstanding equity awards as follows: (i) each of the option agreements for Mr. Orlando’s 470,000 vested options shall be amended to provide for continued exercisability until the expiration of each such option agreement in accordance with its terms as if Mr. Orlando continued to be employed by the Company; (ii) with respect to an aggregate of 53,994 unvested shares of restricted stock of the Company subject to forfeiture pursuant to restricted stock agreements, the restricted stock agreements are amended to permit vesting on March 15, 2015 as if he continued to be employed by the Company and accelerates the vesting to March 15, 2015 of any restricted stock which vests on March 15, 2016 or March 15, 2017.

The above description of the Succession Agreement is a summary and is qualified in its entirety by the Succession Agreement which is attached to this Form 8-K as Exhibit 10.2 and is incorporated herein by reference. For further information on the Company’s Severance Plan, annual cash bonus program, and Equity Award Plan and related agreements, see “Executive Compensation” in the Company’s 2014 Proxy Statement filed with the Securities and Exchange Commission on March 24, 2014.

The press release the Company issued on January 5, 2015 regarding the foregoing matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired—Not Applicable

(b)	Pro Forma Financial Information—Not Applicable

(c)	Shell Company Transactions—Not Applicable

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Offer Letter dated January 5, 2015

10.2	Succession Agreement dated January 5, 2015

99.1	Press Release dated January 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 5, 2015

COVANTA HOLDING CORPORATION

By:	/s/ Timothy J. Simpson
Name:	Timothy J. Simpson
Title:	Executive Vice President, General
Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Offer Letter dated January 5, 2015

10.2	Succession Agreement dated January 5, 2015

99.1	Press Release dated January 5, 2015